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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                 (CHECK ONE):

                         [X] FORM 10-Q AND FORM 10-QSB

[X] FORM 10-K AND FORM 10-KSB   [ ] FORM 20-F    [ ] FORM 11-K    [ ] FORM N-SAR

FOR PERIOD ENDED: December 31, 2001

[ ]      TRANSITION REPORT ON FORM 10-KSB
[ ]      TRANSITION REPORT ON FORM 20-F
[ ]      TRANSITION REPORT ON FORM 11-K
[ ]      TRANSITION REPORT ON FORM 10-Q
[ ]      TRANSITION REPORT ON FORM N-SAR

FOR THE TRANSITION PERIOD ENDED:

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   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                  VERIFIED ANY INFORMATION CONTAINED HEREIN.
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    IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
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PART I -- REGISTRANT INFORMATION
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    FULL NAME OF REGISTRANT
    (FORMER NAME IF APPLICABLE)

        CAP ROCK ENERGY CORPORATION

    ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
        500 WEST WALL, SUITE 400

    CITY, STATE AND ZIP CODE
        MIDLAND, TEXAS 79701

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PART II -- RULES 12b-25(b) AND (c)
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IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12b-25(b), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE).

    [X]   (a)    THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS
                 FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR
                 EXPENSE;

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    [X]   (b)    THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION
                 REPORT ON FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

    [ ]   (c)    THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY
                 RULE 12b-25(c) HAS BEEN ATTACHED IF APPLICABLE.

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PART III -- NARRATIVE
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REGISTRANT WAS NOT ABLE TO OBTAIN ALL NECESSARY INFORMATION FOR THE FORM 10-K
BY APRIL 1, 2002, THE DUE DATE, BECAUSE THE COMPANY IS EXPERIENCING DELAYS IN THE COLLECTION OF CERTAIN FINANCIAL AND OTHER INFORMATION REQUIRED TO BE INCLUDED IN THE FORM 10-K. THE FORM 10-K WILL BE FILED AS SOON AS REASONABLY PRACTICABLE AND IN NO EVENT LATER THAN THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE (ON OR BEFORE APRIL 16, 2001)
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PART IV -- OTHER INFORMATION
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    (1) NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
NOTIFICATION:

           CELIA A. ZINN                        (915) 683-5422
           --------------                        --------------
              (NAME)                           (TELEPHONE NUMBER)

    (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                               [X] YES     [ ] NO

    (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                               [ ] YES     [X] NO

                           CAP ROCK ENERGY CORPORATION
                       ----------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:  APRIL 1, 2002                    BY:   /s/ Lee D. Atkins
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                                           Lee D. Atkins
                                           Senior Vice President
                                           and Chief Financial Officer